                                                                                              EXHIBIT 12

                                  BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                      Ratio of Earnings to Fixed Charges

                                                                 Year Ended December 31
                                                     1990       1991       1992       1993       1994
                                                          (dollar amounts expressed in thousands)

Interest costs                                    $ 142,980  $ 201,006  $ 191,026  $ 172,170  $ 169,170
Interest capitalized during the period               35,533      6,498      3,972      2,036      1,630
Interest factor related to
  noncapitalized leases(1)                            3,803      5,019      7,150      7,485      9,161
                                                  _________  _________  _________  _________  _________
  Total fixed charges                             $ 182,316  $ 212,523  $ 202,148  $ 181,691  $ 179,961

Income (loss) before income taxes                 $ 121,400  $(128,140) $(252,510) $(125,590) $ (64,750)
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                           2,966     (1,865)    (2,119)      (922)    (1,110)
Total fixed charges                                 182,316    212,523    202,148    181,691    179,961
Less:  Interest capitalized                         (35,533)    (6,498)    (3,972)    (2,036)    (1,630)
       Guarantee of interest on
         ESOP debt                                  (24,869)   (24,283)   (23,380)   (22,208)   (20,717)
                                                  _________  _________  _________  _________  _________

  Total earnings (losses) before fixed charges    $ 246,280  $  51,737  $ (79,833) $  30,935  $  91,754

  Ratio of earnings to fixed charges(2)                1.35       -          -          -          -


(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000,
    $281,981,000, $150,756,000, and $88,207,000 at December 31, 1991, 1992, 1993, and 1994.

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